Boxlight Receives $4 Million Investment from The Lind Partners

Investment Proceeds will Provide Working Capital for Continued Growth

LAWRENCEVILLE, GA, March 25, 2019 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced it has signed a funding agreement for gross proceeds of $4,000,000 (the “Investment”) with Lind Global Macro Fund, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager.

“We are thrilled to have The Lind Partners as a significant Boxlight investor. The proceeds from the investment will provide us the needed capital to execute our aggressive growth strategy and bridge our operations to positive cash flow,” said Mark Elliott, Chief Executive Officer of Boxlight. “This investment will improve our net current asset position, allow us to increase our inventory levels in the U.S. and Europe, and provide the capital needed to complete the market launch of several new products including our MyBot coding and robotics solution.”

“We are impressed with the depth of the Boxlight leadership team and their innovative, comprehensive product suite for the education market,” said Phillip Valliere, Managing Director at The Lind Partners. “Boxlight has demonstrated a track record of significant revenue growth and product innovation. The Company’s ability to win large, competitive contracts, including Clayton County, Georgia and Beaufort County, South Carolina, is further evidence that Boxlight has the potential to become a leader in education technology for the K-12 market.”

The Investment is in the form of a $4,400,000 convertible note with a 24-month maturity and a fixed conversion price of $4.00 per share of Company Class A voting common stock. A total of $4,000,000 will be funded under the note. The Company is required to make monthly interest payments at the rate of 8 percent per annum on the unpaid principal amount of the note, and principal payments in 18 equal monthly installments of $244,444.44 each, commencing six months after closing. So long as the shares of Company Class A common stock to be issued pursuant to the note are registered for resale under the Securities Act or may be sold without restriction on the number of shares or manner of sale, the Company has the right to make principal and interest payments in the form of shares of Class A common stock. The principal installment payments are subject to reduction in any month by any amounts converted by the Investor into the Company’s Class A common stock.

The Company has the right to prepay the convertible note at any time with no penalty (the “Buy-Back Right”). Should the Company exercise its Buy-Back Right, the Investor will have the option of converting 25 percent of the outstanding $4,400,000 face value amount into shares of Company Class A common stock.

The convertible note is secured by a lien on all assets of the Company.

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

About The Lind Partners: The Lind Partners is an institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind targets high growth sectors such as technology, biotech, clean-tech, mining and oil & gas. Founded in 2011, Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies. For more information, please visit http://www.thelindpartners.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts:

Media

Charlotte Andrist

Nickel Communications

+1 770-310-5244

charlotte@nickelcommpr.com

Investor Relations

Michael Pope, Boxlight Corporation

+1 360-464-4478

investor.relations@boxlight.com

or

Hayden IR

+1 917-658-7878

BOXL@HaydenIR.com

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